Exhibit 23.1

We hereby consent to the incorporation in this Registration Statement on Form S-1/A, Amendment 4 of our audit report dated April 22, 2011 on  the balance sheets of EnviraTrends, Inc. (a development stage company) as of September 30, 2010 and 2009, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year ended September 30, 2010 and for the period June 22, 2009 (inception) through September 30, 2009 and for the period from June 22, 2009 (inception), to September 30, 2010.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus.

/s/ Gruber & Company, LLC

Gruber & Company, LLC
Saint Louis, Missouri
August 2, 2011